Exhibit 99.1

LEVI STRAUSS & CO. NEWS	1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Allison Malkin
Integrated Corporate Relations, Inc.
(203) 682-8200

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317

LEVI STRAUSS & CO. ANNOUNCES SECOND-QUARTER FINANCIAL RESULTS

SAN FRANCISCO (July 12, 2005) – Levi Strauss & Co. (LS&CO.) today announced financial results for the second quarter ended May 29, 2005 and filed its second-quarter 2005 Form 10-Q with the Securities and Exchange Commission. Results for the quarter show key financial improvements, including improved gross profit, a $66 million increase in operating income to $145 million and a $21 million increase in net income to $27 million on slightly lower net sales compared to the same period last year.

Second-quarter 2005 net sales were $944 million compared to $959 million for the second quarter of 2004 – a decrease of 1.6 percent on a reported basis and 4.4 percent on a constant-currency basis. The sales decrease was driven primarily by strategic actions taken in fiscal 2004 to streamline the number of U.S. Levi’s® and Dockers® product offerings, lower sales of U.S. Dockers® women’s products, the impact of lower sales in Europe resulting from a change in the region’s spring/summer sell-in calendar and a declining retail environment across Europe. These were partially offset by continued growth of the Levi’s® brand in Asia.

Net income for the quarter increased to $27 million compared to net income of $6 million in the same quarter of 2004. The improvement was due primarily to a $66 million increase in operating income, partially offset by a $43 million loss on early retirement of debt related to refinancing activities and higher income taxes.

“We’re right where we expected to be midpoint in the year,” said Phil Marineau, chief executive officer. “Our top line is stable and profits are up. Consistent with our primary focus this year, we are delivering increased operating income and stronger net income. Sales for the first six months are slightly improved over the same period last year. Following a strong first quarter, our second-quarter performance in the United States paralleled U.S. retail trends. Sales were weaker in March and April, followed by improved results in May. Europe declined this quarter due, in part, to the region’s weak retail environment, while Asia Pacific continued to deliver strong double-digit growth. With solid year-to-date results, I believe the company is well positioned going into the back half of the year.”

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LS&CO. Q2 2005 Results/Add One

July 12, 2005

Second-Quarter 2005 Results

•	Gross profit increased $25 million to $437 million compared to $413 million in the second quarter of 2004. The gross margin improved 340 basis points to 46.4 percent of sales for the second quarter compared to 43.0 percent of sales in the same quarter last year. The gross margin in the 2005 period benefited from sales of higher-margin premium products in Europe and Asia, a favorable mix of more profitable core products, lower sales allowances in the United States, lower product sourcing costs, lower inventory markdowns and stronger foreign currencies.

•	Selling, general and administrative (SG&A) expenses decreased $3 million or 1 percent to $302 million in the second quarter of 2005 from $305 million in same period of 2004. Lower SG&A expenses were primarily attributable to reduced staffing and administrative costs, reduced annual incentive compensation plan expenses, and the reversal of litigation and workers compensation reserves. These were partially offset by an increase in advertising and promotion expense and the impact of stronger foreign currencies.

•	Long-term incentive compensation expense for the quarter decreased to $4 million compared to $14 million in the 2004 period, reflecting the adoption in early 2005 of a three-year performance measurement period replacing the 18-month period for the previous plan.

•	Restructuring charges, net of reversals, were $5 million for the second quarter of 2005 versus $26 million in the prior-year period. The 2005 charges were for activities related to the U.S. and European reorganization initiatives that began last year. The 2004 charges reflected costs related to the closure of two manufacturing plants in Spain and U.S. organizational changes.

•	Operating income for the quarter increased 84 percent to $145 million, or 15 percent of net sales, compared to $79 million, or 8 percent of net sales, for the same period of 2004. The improvement in operating income was primarily driven by the factors noted above as well as increased royalty income from licensees.

•	Loss on early extinguishment of debt was $43 million for the second quarter. This included $34 million in tender offer and redemption premiums and other fees and expenses related to the repurchase of all of our 2008 notes. It also included $9 million in unamortized debt discount and capitalized costs.

•	Income tax expense for the quarter was $9 million compared to $3 million in the 2004 period. The increase is primarily attributable to a significant increase in pretax income compared to the same quarter in 2004.

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LS&CO. Q2 2005 Results/Add Two

July 12, 2005

As of May 29, 2005, total debt, less cash was $2.11 billion compared to $2.02 billion at the end of fiscal year 2004, an increase of approximately $84 million. The increased net debt is primarily attributable to costs associated with debt refinancing actions this year, interest and incentive payments, cash taxes and payments for restructuring actions.

“We are pleased with our financial performance so far this year. The results show that we are accomplishing our goal of increasing profitability while maintaining sales stability,” said Hans Ploos van Amstel, chief financial officer. “Timing shifts that benefited sales in the first quarter were offset this quarter; however, I believe our year-to-date results show that we are delivering a strong, sustainable performance. We are carefully managing our business to allow us to invest higher operating profits from the first six months into building our brands through additional marketing and promotional activities during the second half of the year.”

Investor Conference Call

The company’s second-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, July 12, 2005, at 7 a.m. PDT/10 a.m. EDT. A replay is available on the Web site the same day and will be archived for six months. A telephone replay also is available through July 26, 2005 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 7163530.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2004, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Factors That May Affect Future Results” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	May 29, 2005	November 28, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$248,617	$299,596
Restricted cash	2,475	1,885
Trade receivables, net of allowance for doubtful accounts of $27,501 and $29,002	465,898	607,679
Inventories:
Raw materials	26,792	45,271
Work-in-process	20,166	22,950
Finished goods	604,036	486,633

Total inventories	650,994	554,854
Deferred tax assets, net of valuation allowance of $26,364	131,491	131,491
Other current assets	77,415	83,599

Total current assets	1,576,890	1,679,104
Property, plant and equipment, net of accumulated depreciation of $469,930 and $486,439	389,439	416,277
Goodwill	199,905	199,905
Other intangible assets, net of accumulated amortization of $677 and $720	46,486	46,779
Non-current deferred tax assets, net of valuation allowance of $360,319	455,303	455,303
Other assets	95,560	88,634

Total assets	$2,763,583	$2,886,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$17,013	$75,165
Current maturities of capital lease obligations	1,516	1,587
Accounts payable	209,068	279,406
Restructuring reserves	22,521	41,995
Accrued liabilities	217,105	253,322
Accrued salaries, wages and employee benefits	222,667	293,762
Accrued income taxes	113,086	124,795

Total current liabilities	802,976	1,070,032
Long-term debt, less current maturities	2,340,608	2,248,723
Long-term capital lease, less current maturities	4,714	5,854
Post-retirement medical benefits	471,701	493,110
Pension liability	194,218	217,459
Long-term employee related benefits	154,847	154,495
Long-term income tax liabilities	24,145	—
Other long-term liabilities	42,815	43,205
Minority interest	20,165	24,048

Total liabilities	4,056,189	4,256,926

Commitments and contingencies (Note 7)
Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,280,342)	(1,354,428)
Accumulated other comprehensive loss	(101,445)	(105,677)

Stockholders’ deficit	(1,292,606)	(1,370,924)

Total liabilities and stockholders’ deficit	$2,763,583	$2,886,002

The notes accompanying our financial statements in our Form 10-Q are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	May 29, 2005	May 30, 2004	May 29, 2005	May 30, 2004
Net sales	$943,670	$958,833	$1,949,542	$1,921,137
Cost of goods sold	506,171	546,140	1,025,458	1,100,198

Gross profit	437,499	412,693	924,084	820,939
Selling, general and administrative expenses	302,156	304,929	611,078	594,424
Long-term incentive compensation expense	3,701	14,132	9,320	26,332
Gain on disposal of assets	(1,490)	(1,133)	(2,852)	(1,088)
Other operating income	(16,917)	(9,520)	(30,507)	(18,033)
Restructuring charges, net of reversals	5,224	25,679	8,414	80,041

Operating income	144,825	78,606	328,631	139,263
Interest expense	66,377	65,208	134,707	133,435
Loss on early extinguishment of debt	43,019	—	66,025	—
Other (income) expense, net	(594)	5,172	(4,553)	3,536

Income before taxes	36,023	8,226	132,452	2,292
Income tax expense (benefit)	9,256	2,602	58,366	(964)

Net income	$26,767	$5,624	$74,086	$3,256

The notes accompanying our financial statements in our Form 10-Q are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Six Months Ended
	May 29, 2005	May 30, 2004
Cash Flows from Operating Activities:
Net income	$74,086	$3,256
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	29,825	30,127
Non-cash asset write-offs associated with reorganization initiatives	—	34,653
Gain on disposal of assets	(2,852)	(1,088)
Unrealized foreign exchange gains	(8,177)	(6,441)
Non-cash loss on early extinguishment of debt	12,473	—
Decrease in trade receivables	144,072	97,013
(Increase) decrease in inventories	(99,352)	149,137
Decrease in other current assets	3,496	22,100
Decrease in other non-current assets	7,615	7,592
Decrease in accounts payable and accrued liabilities	(109,075)	(58,187)
Decrease in restructuring reserves	(19,578)	(30,042)
(Decrease) increase in accrued salaries, wages and employee benefits	(70,266)	44,546
Increase (decrease) in income tax liabilities	14,742	(26,160)
Decrease in long-term employee related benefits	(41,735)	(72,740)
(Decrease) increase in other long-term liabilities	(28)	842
Other, net	(2,796)	2,774

Net cash (used for) provided by operating activities	(67,550)	197,382

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(12,600)	(8,059)
Proceeds from sale of property, plant and equipment	7,388	5,592
Cash inflow (outflow) from net investment hedges	2,163	(1,086)
Acquisition of Turkey minority interest	(3,835)	—

Net cash used for investing activities	(6,884)	(3,553)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	1,031,255	—
Repayments of long-term debt	(977,576)	(6,664)
Net decrease in short-term borrowings	(2,580)	(380)
Debt issuance costs	(24,145)	(525)
Increase in restricted cash	(722)	—
Other, net	(1,350)	—

Net cash provided by (used for) financing activities	24,882	(7,569)

Effect of exchange rate changes on cash	(1,427)	2,012

Net (decrease) increase in cash and cash equivalents	(50,979)	188,272
Beginning cash and cash equivalents	299,596	143,445

Ending cash and cash equivalents	$248,617	$331,717

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$117,628	$117,853
Income taxes	49,787	24,696
Restructuring initiatives	27,992	75,307

The notes accompanying our financial statements in our Form 10-Q are an integral part of these financial statements.